Exhibit 7.14

Execution Version

ROLLOVER AGREEMENT

ROLLOVER AGREEMENT (this “Agreement”) dated as of May 12, 2013 among Skipper Holdings Limited, a corporation formed under the laws of the Cayman Islands (“Holdco”), Skipper Limited, a corporation formed under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (“Parent”) and each of the stockholders of AsiaInfo-Linkage, Inc., a Delaware corporation (the “Company”) set forth on Schedule 1 hereto under the column titled “Rollover Shareholders” (each, a “Rollover Shareholder”, and collectively, the “Rollover Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, Skipper Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, each Rollover Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) as set forth opposite such Rollover Shareholder’s name on Schedule 1 hereto under the column titled “Rollover Shares” (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the Transactions, the Rollover Shareholders each desire to contribute their respective Rollover Shares to Parent in exchange for such number of newly issued ordinary shares of Holdco set forth opposite such Rollover Shareholder’s name on Schedule 1 hereto under the column titled “Holdco Shares” (with respect to each Rollover Shareholder, the “Holdco Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, each of Holdco and the Rollover Shareholders and any other shareholders of Holdco shall enter a Shareholders Agreement containing terms and conditions substantially in the form attached as Exhibit A hereto, as may be amended, restated or otherwise modified from time to time (the “Shareholders Agreement”); and

WHEREAS, in order to induce Parent, the Company, and Merger Sub to enter into the Merger Agreement and consummate the Transactions, including the Merger, the Rollover Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

CONTRIBUTIONS

Section 1.01. Rollover Shareholders’ Contributions in Exchange for Holdco Shares. At the Contribution Closing (as defined herein), upon the terms and subject to the conditions of this Agreement, each Rollover Shareholder hereby agrees, severally and not jointly, to transfer, contribute and deliver to Parent the Rollover Shares, free and clear of any Encumbrances (including any restriction on the right to vote, sell, transfer or otherwise dispose of such shares but in any event other than any restrictions set forth in this Agreement, the Voting Agreement (as defined below) and any restrictions pursuant to applicable securities or “blue sky” laws) (such restrictions, “Legal Restrictions”). In consideration for the indirect benefit received by Holdco as a result of the contribution of the Rollover Shares to Parent, a wholly owned subsidiary of Holdco, pursuant to this Section 1.01, Holdco hereby agrees to issue at the Contribution Closing (as defined below) to each Rollover Shareholder the Holdco Shares. The parties hereto acknowledge and agree that the value of such Holdco Shares issued to each Rollover Shareholder is equal to (x) the total number of the Rollover Shares contributed by such Rollover Shareholder multiplied by (y) the Merger Consideration under the Merger Agreement. Each Rollover Shareholder hereby acknowledges and agrees that (i) delivery of the Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent, Holdco and/or Merger Sub with respect to the Rollover Shares, and (ii) on receipt of the Holdco Shares, such Rollover Shareholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

Section 1.02. Delivery of Certificates. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.05 and Section 1.06 of this Agreement, the closing of the transactions contemplated hereby (the “Contribution Closing”) will take place at the offices of Shearman & Sterling LLP, 12/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other location as the parties may mutually agree, immediately prior to the Effective Time (the “Closing Date”). At the Contribution Closing, (a) each Rollover Shareholder will deliver to Parent a certificate or certificates representing the Rollover Shares, together with executed instruments of transfer and any required transfer stamps affixed thereto, which will represent payment in full for the Holdco Shares, and (b) Holdco will issue to each Rollover Shareholder the Holdco Shares.

Section 1.03. Deposit of Rollover Shares. No later than the earlier of (x) the date that is 90 days after the date of this Agreement and (y) five Business Days prior to the date of the Contribution Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares (including, without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

Section 1.04. Irrevocable Election.

(a) The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 4.02, the irrevocable election and agreement by the Rollover Shareholders to contribute their respective Rollover Shares in exchange for Holdco Shares at the Contribution Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 4.02, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent, Holdco and certain of the Rollover Shareholders (the “Voting Agreement”)) with respect to any Rollover Shares, (iii) sell (constructively or otherwise), assign, transfer, pledge, grant, gift, encumber or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Rollover Shares or any right, title or interest thereto or therein (including by operation of applicable Law), (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv); provided, however, for the avoidance of doubt, that each Rollover Shareholder may engage in good faith discussions and negotiations regarding an Acquisition Proposal if the Company is permitted pursuant to the Merger Agreement to engage in such discussions and negotiations. Any purported Transfer in violation of this paragraph shall be void.

(b) Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent and Holdco of any new Company Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any options, warrants, convertible debt, other convertible instruments or rights to acquire shares or securities of the Company (“Company Securities”), if any, after the date hereof. Any such Company Shares shall automatically become subject to the terms of this Agreement, and Schedule 1 hereto shall be deemed amended accordingly.

Section 1.05. Conditions to Obligations of Parent and Holdco. The obligation of Parent and Holdco to consummate the Contribution Closing is subject to the satisfaction (or waiver by Parent or the Company, as applicable) of all of the conditions to the consummation of the Merger contained in Article 8 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) and the requirement that no applicable Law shall prohibit the consummation of the transactions contemplated hereby. The obligation of Parent and Holdco to consummate the Contribution Closing is further subject to (i) the representations and warranties of each Rollover Shareholder contained in this Agreement being true in all material respects at and as of the Contribution Closing as if made at and as of such date and (ii) each Rollover Shareholder having performed in all material respects all of the obligations required to be performed by it under this Agreement prior to the Contribution Closing, including the execution of the Shareholders Agreement.

Section 1.06. Conditions to Obligations of Rollover Shareholders. The obligations of each Rollover Shareholder to consummate the Contribution Closing are subject to the satisfaction (or waiver by Parent or the Company, as applicable) of all of the conditions to the consummation of the Merger contained in Article 8 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) and the requirement that no applicable Law shall prohibit the consummation of the transactions contemplated hereby. The obligations of each Rollover Shareholder to consummate the Contribution Closing are further subject to (i) the representations and warranties of Parent and Holdco contained in this Agreement being true in all material respects at and as of the Contribution Closing as if made at and as of such date and (ii) Parent and Holdco having performed in all material respects all of the obligations required to be performed by it under this Agreement prior to the Contribution Closing.

Section 1.07. Contribution Unwinding. If the Contribution Closing occurs, and the Merger is not consummated prior to the termination of the Merger Agreement, the parties hereto shall take all necessary actions to unwind the transactions contemplated by this Agreement and to put the parties in the same position as if the Contribution Closing shall not have occurred.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01. Representations and Warranties of Parent and Holdco. Each of Parent and Holdco, severally and not jointly, hereby represents and warrants to each of the Rollover Shareholders as of the Closing Date as follows:

(a) Organization and Good Standing. Each of Parent and Holdco is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Due Authorization or Authority. The execution, delivery and performance by each of Parent and Holdco of this Agreement and (in the case of Holdco) the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each of Parent and Holdco, as the case may be, and have been duly authorized by all necessary corporate action. This Agreement constitutes, and (in the case of Holdco) the Shareholders Agreement when executed will constitute, a valid and binding agreement of Parent and/or Holdco, as the case may be, enforceable against Parent and/or Holdco, as the case may be, in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) Governmental Authorization; Noncontravention. The execution, delivery and performance by each of Parent and Holdco of this Agreement and (in the case of Holdco) the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any applicable Law, (ii) violate the applicable organizational documents of Parent or Holdco, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Holdco or to a loss of any benefit to which Parent or Holdco is entitled under any provision of any agreement or other binding instrument or (iv) result in the creation or imposition of any lien on any asset of Parent or Holdco, except in the case of clauses (ii) through (iv) for such violations as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement or the Shareholders Agreement.

(d) Capitalization. Each Holdco Share issued in accordance with the terms of this Agreement, (i) will have been duly authorized and validly issued, (ii) will be free of any Encumbrances (including any restriction on the right to vote, sell, transfer or otherwise dispose of such shares but in any event other than any restrictions set forth in this Agreement, the Shareholders Agreement and any Legal Restrictions) and (iii) will not be issued in violation of any preemptive rights or rights of first refusal created by statute, the organizational documents of Holdco or any agreement to which Holdco is a party or by which it is bound.

Section 2.02. Representations and Warranties of the Rollover Shareholders. To induce Parent to accept the Rollover Shares, and Holdco to issue the Holdco Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent and Holdco, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a) Organization and Good Standing. If the Rollover Shareholder is not an individual, such Rollover Shareholder is an entity duly formed, validly existing and in good standing (if applicable as a legal concept) under the laws of its jurisdiction of organization.

(b) Due Authorization or Authority. If the Rollover Shareholder is not an individual, the execution, delivery and performance by such Rollover Shareholder of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate, limited liability company or partnership powers of such Rollover Shareholder, and have been duly authorized by all necessary corporate, limited liability company or partnership action, in each case as applicable. If the Rollover Shareholder is an individual, such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and the Shareholders Agreement and to perform such Rollover Shareholder’s obligations hereunder and thereunder. Assuming due authorization, execution and delivery by Holdco, Parent and the other Rollover Shareholders, this Agreement constitutes, and the Shareholders Agreement when executed will constitute, a valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and if any of the Rollover Shares of such Rollover Shareholder constitute community property or spousal or other approval is otherwise needed for this Agreement to be legal, valid and binding, such Rollover Shareholder’s spouse has full legal power and capacity to execute and deliver this Agreement and to perform his or her obligations hereunder, and this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, Holdco and the other Rollover Shareholders, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) Governmental Authorization; Noncontravention. The execution, delivery and performance by the Rollover Shareholder of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any applicable Law, (ii) violate the applicable organizational documents of the Rollover Shareholder, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Rollover Shareholder or to a loss of any benefit to which the Rollover Shareholder is entitled under any provision of any agreement or other binding instrument or (iv) result in the creation or imposition of any Encumbrance on any asset of the Rollover Shareholder, except in the case of clauses (ii) through (iv) for such violations as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement or the Shareholders Agreement.

(d) Proceedings. There is no action, suit, investigation, complaint or other proceeding pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Investment Purpose. Each Rollover Shareholder,

(i) is acquiring the Holdco Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof;

(ii) either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Holdco Shares and is capable, without impairing such Rollover Shareholder’s financial condition, of bearing the economic risks of such investment, including the risk of the complete loss thereof, for an indefinite period of time;

(iii) either alone or together with its advisors, has reviewed all documents provided to it in connection with the investment in the Holdco Shares;

(iv) either alone or together with its advisors, has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent, Holdco and their representatives concerning the terms and conditions of the investment in the Holdco Shares and related matters and to obtain all additional information which such Rollover Shareholder and its advisors deem necessary;

(v) has relied only on its own tax advisor and not Parent, Holdco, the other Rollover Shareholders, the Company or any of their respective advisors, with respect to United States federal, state, local, foreign and other tax consequences arising from such Rollover Shareholder’s acquisition, ownership and disposition of the Holdco Shares;

(vi) understands and acknowledges that the Holdco Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein;

(vii) understands and acknowledges that (A) any Transfer of the Holdco Shares will be subject to contractual restrictions on Transfer set forth in the Shareholders Agreement and (B) the issuance of the Holdco Shares will not have been registered under the Securities Act or any other applicable securities laws (including such laws of jurisdictions other than the United States), and, therefore, after issuance such Holdco Shares cannot be sold except in compliance with the Securities Act, such other applicable securities or “blue sky” laws and the terms and conditions of the Shareholders Agreement and that, accordingly, it may not be possible for such Rollover Shareholder to sell the Holdco Shares in case of emergency or otherwise.

(f) Ownership of Shares. Each Rollover Shareholder is the record or beneficial owner of the number of Rollover Shares set forth opposite such Rollover Shareholder’s name on Schedule 1 hereto, which Rollover Shares at the time of the Contribution Closing will be free and clear of any Encumbrances and other limitations or restrictions (including restrictions on the right to vote, sell, transfer or otherwise dispose of such shares but in any event other than any restrictions set forth in this Agreement, Legal Restrictions or as created by the Voting Agreement). Such Rollover Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights (other than any Legal Restrictions or as created by the Voting Agreement). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement. Except as set forth on Schedule 1 hereto, such Rollover Shareholder does not own any Company Securities (including by way of derivative securities).

(g) Finder’s Fees. Except as disclosed to Holdco in writing prior to the date hereof, no investment or commercial banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Holdco or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Rollover Shareholder.

ARTICLE 3

OTHER COVENANTS

Section 3.01. Merger Agreement. Unless otherwise agreed in the Consortium Agreement (as defined in the Merger Agreement), the parties hereto acknowledge and agree that Parent will have sole discretion to negotiate and to take all actions and make all determinations to be taken or made by Parent under or in connection with the Merger Agreement, including, with respect to (a) Parent’s determination of whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, (b) Parent’s determination of the manner and timing of the Company’s compliance with the covenants applicable to the Company under the Merger Agreement, and (c) Parent’s determination of entering into any waiver or amendment of any provision of the Merger Agreement.

Section 3.02. Agreement To Cooperate; Further Assurances. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

Section 3.03. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Holdco and each Rollover Shareholder will use reasonable best efforts to negotiate the Shareholders Agreement.

Section 3.04. Notification of Certain Matters. Each party to this Agreement shall give prompt notice to each other party if and to the extent such party has knowledge of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 3.04 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 3.04 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

Section 3.05. Fees and Expenses. Unless otherwise agreed in the Consortium Agreement, if this Agreement is terminated prior to the Contribution Closing, the fees and expenses incurred by any party hereto in preparing this Agreement and the other documentation for the Transactions and in evaluating and negotiating the Transactions (including all attorneys’ fees and costs relating thereto and any antitrust filing fees not previously paid by the Company) will be paid by the party incurring such fees and expenses.

Section 3.06. SAFE Registration. Each Rollover Shareholder who is, and, in respect of any Rollover Shareholder which is not a natural person, each of its direct or indirect shareholders or beneficial owners that is, a PRC resident (as defined in Circular 75) shall use his reasonable best efforts to obtain, or cooperate with the Company such that Parent, Merger Sub and/or the Company (as applicable) shall obtain, prior to the Closing, from all applicable PRC Governmental Authorities, written documentation evidencing that all of the governmental authorizations required for the good standing of the Company’s Subsidiaries in the PRC or relating to “round trip” investments in respect of the Company or overseas investment by such Rollover Shareholder in respect of the Company or other overseas investment which are subject to any of the registration or reporting requirements of the PRC State Administration of Foreign Exchange or its local counterparts (“SAFE”) have been obtained as required by applicable PRC Law, including Circular 75. “Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, or any successor or supplemental rule or regulation under PRC Law.

Section	3.07. Tax Matters.

(a) Each Rollover Shareholder shall bear and pay, and reimburse, indemnify and hold harmless Holdco, Parent, Merger Subsidiary and, after the Effective Time, the Surviving Corporation, and any Affiliate thereof (collectively, the “Indemnified Parties”) for, from and against any and all liability for Taxes imposed or assessed on any Indemnified Party under any applicable PRC Laws (or an official interpretation thereof) (collectively, “PRC Taxes”) arising from or attributable to such Rollover Shareholder’s failure to pay or remit, or any Indemnified Party’s failure to withhold or failure to assist in withholding from payments to such Rollover Shareholder any PRC Taxes arising from (i) any of the transactions contemplated by this Agreement or the Merger Agreement, including receipt of Holdco Shares by such Rollover Shareholder or his Affiliates in exchange for the contribution of Rollover Shares to Holdco pursuant to this Agreement or receipt of any Merger Consideration (or other amounts) by such Rollover Shareholder or his Affiliates pursuant to the Merger Agreement, (ii) any of the transactions contemplated by the Business Combination Agreement dated December 4, 2009 among AsiaInfo Holdings, Inc., Linkage Technologies International Holdings Limited, and certain shareholders thereof party thereto, or (iii) any compensation (including stock, equity or equity-linked compensation) paid or granted to such Rollover Shareholder or his Affiliates prior to the Effective Time (the matters described in clauses (i)-(iii) above, collectively, “Tax Liabilities”).

(b) Each Rollover Shareholder further agrees and acknowledges that, upon any determination by a Governmental Authority that any PRC Taxes are incurred or assessed on any Indemnified Party, arising from or attributable to any Tax Liabilities, or that any filing or registration is required in connection with any Tax Liabilities, such Rollover Shareholder shall promptly, pursuant to such determination, (i) pay any such PRC Taxes and other amounts owed by it, (ii) make any such filings or registrations with respect to such PRC Taxes and other amounts, and (iii) cooperate in good faith with the Surviving Corporation and its Affiliates as necessary to resolve any inquiries, claims or other issues that may be raised by a Governmental Authority in connection with such Tax Liabilities.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. All notices, requests and other communications to any party hereto shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as receipt of such e-mail is requested and received) and shall be given:

If to Parent or Holdco, to:

Skipper Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: Vicki Hui, Venus Lam, Zhen Ji

Facsimile No.: +852 2111 9699, +86 21 3218 0303

E-mail: vickihui@citiccapital.com, vlam@citiccapital.com,

zhenji@citiccapital.com

Skipper Holding Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: Vicki Hui, Venus Lam, Zhen Ji

Facsimile No.: +852 2111 9699, +86 21 3218 0303

E-mail: vickihui@citiccapital.com, vlam@citiccapital.com,

zhenji@citiccapital.com

with a copy to:

Davis Polk & Wardwell

Hong Kong Club Building

3A Chater Road

Hong Kong

Attention: Mark J. Lehmkuhler, Esq.

Facsimile No.: +852 2533 3388

E-mail: mark.lehmkuhler@davispolk.com

Skadden, Arps, Slate, Meagher & Flom LLP

30Floor, China World Office 2

No. 1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Peter X. Huang, Esq.

Facsimile No.: +86 10 6535 5577

E-mail: peter.huang@skadden.com

If to any Rollover Shareholder, to it at its address set forth below:

Edward Tian

Jean Qin Kong

PacificInfo Limited

c/o China Broadband Capital Partners, L.P.

Unit 906, Level 9, Cyberport 2

100 Cyberport Road, Hong Kong

Attention: Edward Tian

Fax: +852 2122 8410

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

30Floor, China World Office 2

No. 1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Peter X. Huang, Esq.

Facsimile No.: +86 10 6535 5577

E-mail: peter.huang@skadden.com

Jian (James) Ding

New Media China Investment I, Ltd.

28-7 Bishui Zhuangyuan, Changping District

Beijing 102206, China

Attention: James Ding

E-mail: ding@asiainfo.com

Steve Zhang

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Steve Zhang

Section 4.02. Termination. This Agreement shall automatically terminate if at any time prior to the Contribution Closing the Merger Agreement shall have been terminated in accordance with its terms. If this Agreement shall terminate as provided in this Section 4.02, this Agreement shall forthwith become wholly void and of no further force or effect (except as set forth in Sections 1.07 and 3.05) and there shall be no liability hereunder on the part of any parties hereto. Notwithstanding the foregoing, (i) no party hereto shall be relieved from liability for any willful breach of this Agreement and (ii) the provisions of this Article 4 shall survive termination of this Agreement.

Section 4.03. Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Any Action arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that service of process upon such party in any such Action shall be effective if such process is given as a notice in accordance with Section 4.01 of this Agreement.

Section 4.04. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.05. Binding Effect; Assignment. (a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties hereto, in whole or in part (whether by operation of applicable Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 4.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.07. Survival. The representations and warranties contained herein will survive the Contribution Closing indefinitely.

Section 4.08. Amendments And Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by each of the parties hereto. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the party charged therewith.

Section 4.09. Integration. This Agreement, the Voting Agreement and the Merger Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

Section 4.10. Severability. If any term, provision, covenant or restriction of this Agreement is invalid, void, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 4.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, the parties hereto agree that each shall be entitled to seek injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 4.12. No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 4.13. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SKIPPER HOLDINGS LIMITED

By:	/s/ Ji Zhen
Name: Ji Zhen
Title: Authorised Signatory

SKIPPER LIMITED

By:	/s/ Ji Zhen
Name: Ji Zhen
Title: Authorised Signatory

EDWARD TIAN

By:	/s/ Edward Tian
Name: Edward Tian

JEAN QIN KONG

By:	/s/ Jean Qin Kong
Name: Jean Qin Kong

[Signature Page to Rollover Agreement]

PACIFICINFO LIMITED

By:	/s/ Edward Tian
Name: Edward Tian
Title: Director

JIAN (JAMES) DING

By:	/s/ Jian Ding
Name: Jian Ding

NEW MEDIA CHINA INVESTMENT I, LTD.

By:	/s/ Jian Ding
Name: Jian Ding
Title: Director

STEVE ZHANG

By:	/s/ Steve Zhang
Name: Steve Zhang

[Signature Page to Rollover Agreement]

Schedule 1

Rollover Shareholder Contribution/Issuance of Holdco Shares

Rollover Shareholder	Rollover Shares		Holdco Shares
Edward Tian	3,158,029	[1]	3,158,029
Jean Qin Kong	2,087,704	[2]	2,087,704
PacificInfo Limited	1,493,943		1,493,943
Jian (James) Ding	1,070,134	[3]	1,070,134
New Media China Investment I, Ltd.	96,000		96,000
Steve Zhang	104,904	[4]	104,904

[1]

Includes 3,154,029 Company Shares directly held by Mr. Tian and 4,000 Company Shares held in a revocable trust for the benefit of Mr. Tian’s daughter, Stephanie Tian. Excludes restricted stock units held by Mr. Tian representing 6,697 Company Shares that will vest on August 7, 2013, 2,087,704 Company Shares held by Mr. Tian’s spouse Ms. Jean Qin Kong and 1,493,943 Company Shares held by PacificInfo Limited, which is wholly-owned by Mr. Tian.

[2]

Excludes 3,154,029 Company Shares directly held by Ms. Kong’s spouse, Mr. Edward Tian, restricted stock units held by Mr. Tian representing 6,697 Company Shares that will vest on August 7, 2013, 4,000 Company Shares held in a revocable trust for the benefit of Mr. Tian’s daughter, Stephanie Tian, and 1,493,943 Company Shares held by PacificInfo Limited, which is wholly-owned by Mr. Tian.

[3]

Includes 983,187 Company Shares held directly by Mr. Ding and 86,947 Company Shares held in a grantor retained annuity trust for the benefit of Mr. Ding and his family. Excludes 96,000 Company Shares held by New Media China Investment I, Ltd., which is wholly-owned by Mr. Ding, and restricted stock units held by Mr. Ding representing 6,697 Company Shares that will vest on August 7, 2013.

[4]	Excludes 131,250 Company Shares issuable upon exercise of options held by Mr. Zhang.

[Signature Page to Rollover Agreement]